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                                                                    EXHIBIT 10.5


                    [PETROCHEMNET HOLDINGS, INC. LETTERHEAD]



CONFIDENTIAL
September 6, 1999


Mr. Lawrance Wiley McAfee
11414 Dunbeath Drive
Houston, Texas 77024


Via Fax: 713-463-9688

Dear Larry:

I am pleased to offer you an exciting and rewarding employment opportunity with PetroChemNet Holdings, Inc., a Delaware Corporation ("the Company"). We believe that you will be a vital contributor to the continued growth and success of the Company.

As we discussed, your position with the Company will be salaried (non-hourly), with the title of Senior Vice President and Chief Financial Officer, reporting to me. Your position will be located in Houston.

The following terms outline some essential points regarding this offer:

SERVICES: As Chief Financial Officer, you shall have overall responsibility for management of the Company's financial affairs including accounting, corporate finance, treasury, cash management, risk management, investor relations, commercial and investment banking. Of course, travel may be required depending upon the location of our investors and financial institutions.

COMPENSATION: The Company is pleased to provide you with the following initial compensation package:

     BASE SALARY: A monthly salary of $16,667.00, payable in accordance with the Company's regular payroll interval, which is currently bi-weekly.

     BONUS PROGRAM: In addition to your salary set forth above, you shall be eligible to receive a performance based target cash bonus of 50% of your salary, with an upside of 100% of base and a downside of 0% of base, depending upon your performance.

     IPO BONUS PROGRAM: In addition, you will be eligible to receive a target bonus of up to 15% of the total bonus pool provided under the Management Incentive Plan in the




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          event the company successfully completes and IPO or sale, subject to your performance.

STOCK OPTIONS PLAN:


     STOCK OPTIONS: In partial consideration for your agreement to sign the employee confidentiality, non-disclosure, assignment, and non-solicitation agreement prior to commencing employment, you will receive options to purchase 106,526 of the Company's shares of the Company common stock at a price of $1.336 per share under the terms and conditions set forth in the Incentive Stock Option and Stock Repurchase Agreement that is being executed simultaneously with this Agreement and is hereby incorporated by reference into this letter, subject to the Incentive Stock Option and Stock Repurchase Agreement which is subject to approval by the Company's Board of Directors. The Company makes no representations regarding the potential value of these options because as a start-up company it is difficult to provide any estimates with regard to future value. The options will have a four year vesting schedule with 25% vesting after one year of service and each month thereafter l/36th of the remaining options will vest. In the event of a change of control, if you do not receive the position of CFO of the surviving parent company, you will vest in one-half of the remaining unvested options.


The Stock Option Plan and the granting of any shares and exercise of any options for shares and the obligations of the Company to sell and deliver shares and options shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies as may be required. The Company does not represent that such approvals have been or will be received. Any stock options granted under the plan will be subject to the terms of the plan, a copy of which will be provided upon request.

Also, in order to comply with applicable securities laws, the Company shall have the right to:

     a. require any shareholder/option holder to execute, as a condition of the receipt of shares or exercise of an option, a letter evidencing the shareholder/option holder's intent to acquire the shares for investment and not with a view to the resale or distribution thereof;

     b.   place appropriate legends upon the certificates for the shares; and

     c. take such other acts as it deems necessary in order to cause the issuance of shares and optioned shares to comply with applicable provisions of state and federal securities laws.

In furtherance of these requirements, and without limitation, no shares shall be saleable or option shall be exercisable unless such shares and options shall be registered under appropriate federal and state securities laws, or shall be exempt therefrom, in the opinion of the Company upon advice of counsel to the Company. Each share grant and option agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to undertake registration of shares or options hereunder. Issue, transfer, or delivery of certificates for shares or options may be delayed or terminated, at the discretion of the Company,


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until the Company is satisfied that the applicable requirements of the federal and state securities laws have been met or compliance can easily occur without the Company incurring material expense.


ADDITIONAL OPTIONS: You have requested an anti-dilution provision which would restore your options to the original level upon subsequent financings. As you know, this would require approval from unknown future investors and financial institutions as well as the Board of Directors in the future. I agree to recommend you for future option grants depending upon your performance in the future but can not guarantee the level and timing of the actual grants since this will depend upon your performance, future financings, and Board approval. I intend to reward high performance through the issuance of future options grants.

PURCHASE OF COMPANY STOCK: You have expressed interest in potentially purchasing approximately $100,000 of company stock in the next round of financing. We have not finalized the plans which would enable this to occur. I agree to support your efforts to purchase stock and to develop a broader based opportunity for accredited management employees to purchase stock.

EMPLOYEE BENEFITS AND ORIENTATION: As an employee, you will be eligible to participate in the Company's employee benefits plans as in effect from time to time, including medical, dental, 401(k) or equivalent retirement plan, and sick time. You also will receive four (4) weeks of vacation the first year that will accrue at the rate of 1.67 days per month and then will be eligible for four (4) weeks vacation for each year thereafter. On or shortly after your start date, a new employee orientation will be scheduled to acquaint you with the Company's policies and procedures, as well as Company-provided benefits as they may exist from time to time. At that time, any required employee benefit documents, including payroll information, will be provided for your completion. The Company retains the right to alter, amend, substitute, or terminate any benefit plans now in place or offered in the future. The Company is evaluating the implementation of various benefits programs and anticipates implementing a range of benefits programs consistent with the company's size.

IMPORTANT CONTINGENCIES TO OFFER:

This employment offer is also conditioned upon the following:

     A) IMMIGRATION STATUS: Pursuant to the Immigration Reform Act of 1986, you must present acceptable proof of identity and the legal right to work in the United States on your first day of employment at the Company.


     B) CONFIDENTIALITY, NON-DISCLOSURE, ASSIGNMENT, AND NON-SOLICITATION
     AGREEMENT: You agree that all inventions and work product arising from your employment with the Company will be the exclusive property of the Company. You will be required to complete, sign, and return the enclosed employee confidentiality, non-disclosure, assignment, and non-solicitation agreement prior to commencing employment.


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     C) OTHER: You represent that your employment with the Company will not require you to violate any obligation to or confidence of any other person or entity.

COMPANY POLICIES AND PROCEDURES: You agree to be bound by all Company employee policies and procedures in effect from time to time. The Company may modify such policies and procedures.

EMPLOYMENT AT WILL: Your employment relationship will be "at will," despite anything to the contrary in this letter or any other communication from the Company (including employee manuals). This means that you have the right to terminate your employment with the Company at any time, and that the Company has the right to terminate your employment at any time with or without cause or reason. Nothing in this offer letter is a contract of employment for any definite period of time or a guarantee for a continued specific job or responsibilities. Further, any employee manual of the Company shall not change the terms or conditions of your employment with the Company and shall not create any contractual rights, including any contractual right to employment for a definite period of time. The terms and conditions stated herein constitute the entire offer of employment. Any promises, conditions, perquisites, or statements made prior to this offer and not expressly stated within this offer of employment, should not be considered binding upon the Company.

SEVERANCE: In the event the Company terminates your employment without Cause within the first two years, you will be entitled to a severance payment of six months of base salary.

CHOICE OF LAW: Your employment will be governed by Texas Law.

CONFIDENTIAL PROVISIONS: You agree to keep the provisions of this offer letter in confidence and not to disclose its contents to any third party, except your spouse or domestic partner, your legal counsel, and your financial/tax accountant, subject to obtaining an obligation from them not to further disclose such information.

COUNTER-PART EXECUTION: This Offer Letter may be executed in two or more counter-parts, each which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

We sincerely look forward to your joining the PetroChemNet Holdings, Inc. team. This offer is valid until 5:00 p.m. Houston Time on September 7, 1999, unless extended by mutual agreement. Your anticipated start date would commence no later than two weeks after your acceptance. You agree that this agreement can be modified only by written agreement signed by both parties. If this offer correctly sets forth your understanding and all of the above terms and conditions are agreeable to you, please indicate your written acceptance below and return the signed letter to me.


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Very truly yours,


/s/ CARL D. MCCUTCHEON
---------------------
Carl D. McCutcheon
President and Chief Executive Officer
PetroChemNet Holdings, Inc.


I have read and understand and agree with the terms of this offer letter.

Signature: /s/ LAWRANCE W. MCAFEE                       Date: September 7, 1999


Scheduled Start Date: September 20, 1999